Exhibit 10.27

FORTIVE CORPORATION AND ITS AFFILIATED ENTITIES
AGREEMENT REGARDING COMPETITION AND PROTECTION OF PROPRIETARY INTERESTS

Fortive Corporation believes that recruiting and retaining the best people to work in its highly competitive businesses means treating them fairly, rewarding their contributions, and thereby establishing a strong partnership for our collective well-being and continued success. Working at Fortive and/or any of its affiliates provides associates with specialized and unique knowledge and confidential information and access to key business relationships, which, if used in competition with Fortive and/or its affiliates, would cause harm to Fortive and/or its affiliates. As such, it is reasonable to expect a commitment from our associates that protects the legitimate business interests of Fortive and its affiliates, and therefore, their own interests. Please read and sign this Agreement in the spirit intended: our collective long-term growth and success.

I understand that I am or will be employed by or enter into a relationship with Fortive Corporation including its subsidiaries and/or affiliates (collectively the “Company”), and will learn and have access to the Company’s confidential, trade secret, and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides, and markets are unique. Further, I know that my promises in this Agreement are an important way for the Company to protect its proprietary interests.

I agree that the Company is engaged in a business which is highly specialized, the identity and particular needs of Company’s customers and vendors are not generally known, and the documents and information regarding, among other things, the Company’s employees and talent, the Fortive Business System, customers, vendors, services, products, technology, formulations, methods of operation, sales, marketing, pricing, and costs are highly confidential and proprietary.

I acknowledge and agree that I have been given an adequate period of time to consider this Agreement and to have this Agreement reviewed at my expense and by an attorney of my choice regarding the terms and legal effect of this Agreement. I have read this Agreement and understand all of its terms and conditions and am entering into this Agreement of my own free will without coercion from any source. I have not and am not relying on legal advice provided by the Company or any personnel of the Company.

I agree the above recitals are material terms of this Agreement.

In addition to other good and valuable consideration, I am expressly being given employment, continued employment, a relationship with the Company, renewal of a relationship with the Company, a promotion, eligibility to receive grants and/or receipt of stock options or other equity awards, compensation, benefits, training and/or trade secrets and confidential information of the Company and its or their customers, suppliers, vendors or affiliates to which I would not have access but for my relationship with the Company in exchange for my agreeing to the terms of this Agreement, including the non-competition restriction in Section 5. In consideration of the foregoing, which I acknowledge and agree is fair and reasonable consideration for the promises I make in this Agreement, I agree as follows:

1.Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, except as otherwise set forth in Section 29 of this Agreement.

(a)“Competing Products” means (i) products or services similar to or competitive with the products or services sold by the Company for which I had any responsibility during the Pre-Termination Period and (ii) products or services similar to or competitive with any prospective product or service the Company took steps to develop and for which I had any responsibility during the Pre-Termination Period.

(b)“Confidential Information” means any information (in whatever form and whether or not recorded in any media and whether or not it constitutes a trade secret) which is not generally known to the public, and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research or development of the Company or the Company’s actual or prospective vendors or customers; or (b) is suggested by or results from any task assigned to me by the Company or work performed by me for or on behalf of the Company or any customer of the Company. Confidential Information shall not be considered generally known to the public if revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, customer and supplier identification and contacts, information about customers, Voice of the Customer data, reports or analyses, business relationships, contract terms, pricing, price lists, pricing formulas, margins, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, marketing plans, advertising or promotions, financial data (including but not limited to the revenues, costs, or profits, associated with any products or services), business and customer strategy, techniques, formulations, technical information, technical know-how, formulae, production information, inventions, invention disclosures, discoveries, drawings, invention methods, systems, information regarding all or any portion of the Fortive Business System, lease structure, processes, designs, plans, architecture, prototypes, models, software, source code, object code, solutions, Talent Reviews and Organizational Plans, research and development, copyrights, patent applications, and plans or proposals related to the foregoing.

(c)“Development” means any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, whether patentable or non- patentable, technical and non-technical data, work of authorship, trade secret, copyright, trademark, service mark, trademark registration, application for trademark registration, and patent or patent application.

(d)“Pre-Termination Period” means the 24 months preceding the termination of my employment or relationship with the Company.

(e)“Restricted Customer” means a customer or potential customer of the Company (i) with whom I dealt on behalf of the Company during the Pre-Termination Period; (ii) whose dealings with the Company I coordinated or supervised during the Pre-Termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period; or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period.

(f)“Restricted Period” means the period of time during my employment or relationship with the Company and for a period of 12 months thereafter. The Restricted Period shall be extended to two (2) years following termination of my employment or relationship with the Company if I breach my fiduciary duties to the Company and/or commit an unlawful taking, physically or electronically, of property belonging to the Company.

(g)“Restricted Person” means an employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the six months preceding the termination of my employment or relationship with the Company, who possesses or had access to Confidential Information of the Company.

(h)“Restricted Territory” means any state, territory, or province within the United States of America or any other country (or political subdivision thereof) (i) in which I performed services for the Company during the Pre-Termination Period; (ii) over which I had sales or management responsibilities for the Company during the Pre-Termination Period; (iii) in which the Company employed or engaged personnel I directly or indirectly supervised or managed during the Pre-Termination Period; or (iv) about which I had access to Confidential Information during the Pre-Termination Period.

2.Best Efforts. I agree that during my employment or relationship with the Company, I will devote my best efforts to the performance of my duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause me to disclose or utilize the Company’s Confidential Information, or reflect adversely on the Company. This obligation shall include, but is not limited to, obtaining the Company’s consent prior to performing tasks for customers of the Company outside of my customary duties for the Company and prior to giving speeches or writing articles, blogs, or posts about the business of the

Company, refraining from improperly using the name of the Company, and refraining from identifying my association or position with the Company in a manner that reflects unfavorably upon the Company. I further agree that I will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name Fortive Corporation or the name of any affiliate of Fortive or any other name under which any such entities does business. Further, I understand and agree that during my employment or work relationship and the restricted time periods thereafter designated in this Agreement, while I may gather information to investigate other employment opportunities, I understand and agree that I shall not make plans or prepare to compete, solicit or take on activities which are in violation of this Agreement.

3.Protection of Confidential Information. At all times during and after the termination of my employment or relationship with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company or as set forth in Section 10 below, utilize or disclose to anyone outside of the Company any Confidential Information, or any information received by the Company in confidence from or about third parties, as long as such matters remain trade secrets or confidential.

4.Return of Property and Copying. I agree that all tangible materials (whether originals or duplicates), including but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in my possession or control which in any way relate to the Company’s business and which are furnished to me by or on behalf of the Company or which are prepared, compiled or acquired by me while working with or employed by the Company shall be the sole property of the Company. I will at any time upon the request of the Company and in any event promptly upon termination of my employment or relationship with the Company, but in any event no later than two (2) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by my bona fide job duties for the Company, I also agree that I will not copy or remove from the Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, I agree that I will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company.

5.Noncompetition. Without limiting my obligations under Section 2 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) own or control any company or entity (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; provided, however, that it will not be a violation of this Section 5(a) for me to be employed by a private equity or similar investment firm with one or more portfolio companies that sell Competing Products in the Restricted Territory so long as (i) the aggregate revenue of the companies held by such firm selling such Competing Products is less than 10% of the aggregate revenue of all of the companies held by such firm; (ii) I notify the Company in accordance with Section 11 of this agreement in advance of such employment; (iii) I do not engage, advise, provide services for or on behalf of, or exert any operational control in the business selling Competing Products during the Restricted Period or become involved with investment or any other decisions related to same; and (iv) I otherwise comply with my obligation under this Agreement; or (b) work in the Restricted Territory for any person, company, or entity that sells Competing Products in any role that involves: (i) selling, or assisting others in selling, Competing Products; (ii) developing or implementing strategies to compete with the Company with respect to Competing Products; (iii) directly or indirectly supervising or managing employees or other personnel who compete with the Company with respect to Competing Products; (iv) participating in the planning, research, or development of Competing Products; (v) utilizing or disclosing Confidential Information; or (vi) engaging in duties or responsibilities that are related to Competing Products and that are similar to those I performed for the Company during the Pre-Termination Period; provided, however, that it will not be a violation of this Section 5(b) for me to be employed by or partner of Bain & Company so long as I otherwise comply with my obligations under this section.

6.Non-Solicitation of Customers. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or participate in soliciting any Restricted Customer for Competing Products; (b) offer, provide or sell or participate in offering, providing or selling Competing Products to a Restricted Customer; or (c) utilize or reveal confidential contract or relationship terms with any Restricted Customer.

7.Non-Solicitation of Employees and Contractors. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory, (b) hire or attempt to hire a Restricted Person for a person, company or entity that sells Competing Products, (c) interfere with the performance by any such persons of their duties for the Company; or (d) communicate with any Restricted Person for the purposes described in Section 7(a), (b), and (c).

8.Non-Interference with Vendors. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) interfere with or assist any third party in interfering with, the relationship of the Company with any vendor utilized by the Company at any time during the Pre-Termination Period; or (b) utilize or reveal confidential contract or relationship terms with any vendor used by the Company at any time during the Pre-Termination Period.

9.Non-Disparagement. Except as set forth in Section 10 below, I agree that during and after my employment or relationship with the Company ends for any reason, I will not make any false, disparaging or derogatory statement(s) to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of the Company, or any other entity or person, which are adverse to the interests, products, services or personnel of the Company or its and their customers or vendors. I further agree that I will not take any action that may reasonably cause the Company, its customers or its vendors embarrassment or humiliation, and I will not otherwise directly or indirectly cause the Company, its customers or its vendors to be held in disrepute.

10.Limitations on Confidentiality and Non-Disparagement. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The confidentiality and non-disparagement provisions in this Agreement do not prohibit me from reporting violations of federal or state law or regulation to any governmental agency, from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation. or from making other disclosures that are protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency. I acknowledge that this Agreement does not require me to notify the Company regarding any such reporting, disclosure or cooperation with the government. I also acknowledge and agree that the Company has provided me with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)An individual who files a lawsuit against an employer for retaliation for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

11.Certification/Notice of Post-Employment Activities. I agree not to disclose to the Company, or use in my work for the Company, any confidential information and/or trade secrets belonging to others, including without limitation, my prior employers, or any prior inventions made by me and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, I certify that I am not subject to any restrictive covenants and/or obligations that would prevent me from fully performing my duties for the Company. I also agree that after my employment or relationship with the Company terminates, the Company may contact any employer or prospective employer of mine to inform them of my obligations under this Agreement and that, for a period of three (3) years after my employment or relationship with the Company terminates, I shall affirmatively provide this Agreement to all subsequent employers. If I accept a position with another employer or prospective employer at any time within twelve (12) months following termination of my employment with the Company, I will promptly give written notice to the Company and will provide the Company with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement.
12.Assignment of Developments. I hereby assign to the Company my entire right, title and interest in any Developments which I may solely or jointly conceive, write or acquire in whole or in part during the period I am employed by or working for the Company, and for a period of six months thereafter, and which relate in any way to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of work or using the Company’s facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. This assignment does not apply to any Development for which no equipment, supplies, facilities or trade secret or Confidential Information of the Company was used, and which was developed entirely on my own time unless (a) the Development relates directly: (i) to the actual or anticipated business of the Company; or (ii) to the

Company’s actual or demonstrably anticipated research or development or (b) the Development results from any work performed by me for the Company. I acknowledge and agree that any intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of my relationship with the Company, are owned solely by the Company.

13.Disclosure of Developments. I will promptly disclose any Developments referred to in Section 12 to the management of the Company, including by following the Company’s policies and procedures in place from time to time for that purpose, and I will, on the Company’s request, promptly execute a specific assignment of title to the Company and such other documents as may reasonably be requested by the Company for the purpose of vesting, confirming or securing the Company’s title to the Developments, and I will do anything else reasonably necessary, at the Company’s sole expense, to enable the Company to secure a patent, trademark registration, copyright or other form of protection thereof in the United States and in other countries even after the termination of my employment or work relationship with the Company. If the Company is unable, after reasonable effort, to secure my signature or other action, whether because of my physical or mental incapacity or for any other reason, I hereby irrevocably designate and appoint the Company as my duly authorized agent and attorney-in-fact, to act for and on my behalf and stead to execute any such document and take any other such action to secure the Company’s rights and title to the Developments.

14.Prior Developments. I have identified below all Developments in which I have any right, title or interest, and which were made, conceived or written wholly or in part by me prior to my employment or relationship with the Company and which relate to the actual or anticipated business or research or development of the Company. I represent and warrant that I am not a party to any agreements which would limit my ability to work for the Company or to assign Developments as provided for in Section 12.

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15.Identification of Third Party Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the United States government or agencies thereof, or other governments or governmental agencies, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions that are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

16.Injunctive Relief and Attorney’s Fees. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge and agree that the Company will face irreparable injury which would be difficult to calculate in monetary terms and for which damages would be an inadequate remedy. Accordingly, I agree that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to obtain and enforce immediately temporary restraining orders, preliminary injunctions, and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Agreement before a trier of fact, the Company shall be entitled to receive and recover from me all of its reasonable attorney’s fees, litigation expenses and costs incurred as a result of enforcing this Agreement against me. Additionally, if permitted by applicable law, any time periods for restrictions set forth in Sections 5, 6, 7 and 8 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement.

17.Amendment, Waiver, Severability and Merger. If I executed other written agreements relating to this subject matter with the Company, and/or if I later enter into other written agreements that contain provisions similar to the provisions contained in this Agreement, all such provisions shall be interpreted to provide the Company with cumulative rights and remedies and the benefits and protections provided to the Company under each such agreement shall be given full force and effect. This Agreement can be revoked or modified only by a written agreement signed by me and the Company. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of my prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. I also agree that the trier of fact may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I acknowledge and agree that I have not, will not and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by me or the Company except by the express written consent of the Company and me. The section headings in this Agreement are for convenience of reference and in no way define, limit or affect the meaning of this Agreement.

18.At-Will Employment Status. I acknowledge and agree that nothing in this Agreement shall be construed or is intended to create a guarantee of employment, express or implied, for any specific period of time. I acknowledge and agree that this Agreement does not require me to continue my employment or relationship with the Company for any particular length of time (unless otherwise agreed to in writing as an independent contractor or consultant) and shall not be construed to require the Company to continue my employment, relationship or compensation for any particular length of time. I acknowledge and agree that if I am employed by the Company it is on an at-will basis to the full extent permitted by applicable law, which means that the Company and I each have the right to terminate the employment relationship with or without cause or reason, with or without notice or compliance with any procedures. I acknowledge and agree that my knowledge, skills and abilities are sufficient to enable me, if my employment or relationship with the Company terminates, to earn a satisfactory livelihood without violating this Agreement.

19.Acknowledgment of Obligations. I acknowledge that my obligations under this Agreement are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law duties of loyalty and common law and statutory law relating to trade secrets.

20.Obligations Survive Termination. I acknowledge and agree that the restrictions and covenants set forth in this Agreement shall be binding upon me and survive termination of my employment or relationship with the Company regardless of the reason(s) for such termination. I acknowledge and agree that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement and that enforcement of this Agreement would not interfere with the interests of the public.

21.Cooperation. I agree to cooperate in the truthful and honest prosecution and/or defense of any third party claim in which the Company may have an interest subject to reasonable limitations concerning time and place, which may include without limitation making myself available to participate in any proceeding involving the Company, allowing myself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information; provided that, if such services are required after the termination of my employment or relationship with the Company, it shall provide me reasonable compensation for the time actually expended in such endeavors and shall pay my reasonable expenses incurred at the prior and specific request of the Company.

22.Assignment and Transfer of Employment or Relationship. The rights and/or obligations herein may only be assigned by the Company, may be done without my consent, and shall bind and inure to the benefit of the
Company, its successors and assigns. If the Company makes any assignment of the rights and/or obligations herein or transfers my employment or relationship within the Company, I agree that this Agreement shall remain binding upon me. Notwithstanding the language in this Section 22, in connection with and as a condition of any assignment or transfer of my employment or relationship the Company, a successor, or assignee of the Company shall have the right to terminate this Agreement and require me to sign a new Agreement Regarding Competition and the Protection of Proprietary Interests.

23.Change of Position. I acknowledge and agree that any change in my position or title with the Company shall not cause this Agreement to terminate and shall not effect any change in my obligations under this Agreement.

24.Acceptance. I agree that this Agreement is accepted by me through my original or facsimile signature. I further agree that the Company is deemed to have accepted this Agreement as evidenced by my employment or relationship with the Company, the payment of wages or monies to me, the provision of benefits to me, or by executing this Agreement.

25.Binding Effect. This Agreement, and the obligations hereunder, shall be binding upon me and my successors, heirs, executors, and representatives and shall inure to the benefit of the Company, its successors and its assigns.

26.Third Party Beneficiaries. This Agreement is intended to benefit each and every subsidiary, affiliate or business unit of the Company for which I perform services, for which I have customer contact, or about which I receive Confidential Information and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which I am affiliated on the last day of my employment or relationship with the Company.

27.Governing Law. Where not superseded by federal law, this Agreement shall be governed by and construed in accordance with the laws of the state in which I resided at the time I executed this Agreement, without applying its conflict of laws principles.

28.Exclusions for Attorneys. If I am an attorney licensed to practice law in any jurisdiction in which the Company conducts business, I understand and agree that nothing in this Agreement shall be construed as a restriction on my ability to practice law or to otherwise impose any obligation on me that would violate the applicable rules of professional conduct of any jurisdiction in which I am so licensed, including: (a) as an employee of a competing organization or (b) as an employee, partner, or shareholder of a law firm that represents clients that compete with the Company. I acknowledge that, as a licensed attorney, I have obligations in addition to those set forth in this Agreement to, among other things, maintain strict confidentiality with respect to information encompassed by the attorney/client privilege or the work product doctrine and that such obligations continue indefinitely after my employment with the Company ends. This Agreement shall be interpreted and construed in accordance with my obligations as a licensed attorney and applicable rules of professional conduct relating to the practice of law, and nothing in this Agreement shall be deemed to expand or contract my ethical and professional duties under those rules.

29.Exceptions and Acknowledgments for Certain States. If I reside in any of the states listed below, the following exceptions and acknowledgments shall apply:

(a)California. If I reside in California, Section 5 shall not apply to me and Sections 6 and 7 shall be replaced with the following provisions:

6.Prohibition on Use or Disclosure of Trade Secrets to Solicit Customers. Without limiting my obligations under Section 2 of this Agreement, I agree that I will not at any time, on behalf of myself or in conjunction with any other person, company or entity, use or disclose the Company’s trade secrets to (a) solicit or participate in soliciting any Restricted Customer for Competing Products; (b) offer, provide or sell or participate in offering, providing or selling Competing Products to a Restricted Customer; or (c) utilize or reveal confidential contract or relationship terms with any Restricted Customer.

7.Prohibition on Use or Disclosure of Trade Secrets to Solicit Employees and Contractors. Without limiting my obligations under Section 2 of this Agreement, I agree that I will not at any time, on behalf of myself or in conjunction with any other person, company or entity, use or disclose the Company’s trade secrets to: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory, (b) hire or attempt to hire a Restricted Employee for a person, company or entity that sells Competing Products, (c) interfere with the performance by any such persons of their duties for the Company; or (d) communicate with any Restricted Person for the purposes described in Section 7(a), (b), and (c).

(b)Idaho. If I reside in Idaho, I acknowledge and agree that the Company considers me to be a “key employee,” as that term is defined in Idaho. Stat. § 44-2702 and that if I become employed by or affiliated with a competitor of the Company in violation of this Agreement, it is inevitable that I would disclose the Company’s Confidential Information.

(c)Illinois. If I reside in Illinois, I acknowledge and agree that the Company provided me with at least 14 calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of 14 calendar days shall serve as a waiver of the 14 calendar day review period. I further acknowledge and agree that Section 5 shall not apply to me unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(a) and that Sections 6, 7, and 8 shall not apply to me (other than the restrictions on use of Confidential Information) unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(b).

(d)Louisiana. If I reside in Louisiana, Sections 5, 6, and 7 shall apply only in the parishes listed in the Louisiana Employee Addendum attached as Attachment A.

(e)Maine. If I reside in Maine, I acknowledge that the Company disclosed to me that I would be asked to sign a non-compete if hired and I was provided a copy of the noncompete agreement not less than three days before I was required to sign the agreement. I further understand and agree that voluntarily signing this Agreement before the expiration of three (3) days shall serve as a waiver of the three (3) day review period.

(f)Massachusetts. If I reside in Massachusetts, I acknowledge that the Company provided me with at least ten (10) business days to review and sign this Agreement, during which time I had the right to consult with counsel of my choice at my own expense. I further understand and agree that voluntarily signing this agreement before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period.

(g)Nebraska. If I reside in Nebraska, Section 5 shall not apply to me and the types of customers identified in Sections 1(g) and 6 shall only be a “Restricted Customer” if I did business and had personal contact with the customer during the Pre-Termination Period.

(h)Nevada. If I reside in Nevada, Sections 5 and 6 shall not prohibit me from providing service to a former customer of the Company if I can demonstrate that (i) I did not solicit the former customer, (ii) the customer voluntarily chose to leave and seek services from me, and (iii) I am otherwise complying with the limitations in

Sections 5 and 6 other than any limitation on providing services to a former customer who seeks the services of me without any contact instigated by me.

(i)New Hampshire. If I am a new employee of the Company and reside in New Hampshire, I acknowledge that the Company provided me with a copy of this Agreement prior to or concurrent with making an offer of employment to me and notified me that this Agreement is required as a condition of employment prior to my acceptance of an offer of employment.

(j)North Dakota. If I reside in North Dakota, Section 5 shall not apply to me and Section 6 shall only apply if I use or disclose of Trade Secret per N.D. Cent. Code § 9-08-06.

(k)Oklahoma. If I reside in Oklahoma, Section 5 shall not apply to me and the types of customers identified in Sections 1(g) and 6 shall only be a “Restricted Customer” if the customer if an established customer of the Company per Okla. Stat. Ann. tit. 15, § 219A, and the phrase “indirectly” in Section 6 shall not apply to me.

(l)Oregon. If I am a new employee and reside in Oregon, I acknowledge that I am an employee who is engaged in administrative, executive, or professional work and (i) performs predominantly intellectual, managerial, or creative tasks; (ii) exercises discretion and independent judgment; and (iii) earns a salary and is paid on a salary basis. I also acknowledge that the Company notified me at least two weeks before my first day of employment that a noncompetition agreement is required as a condition of employment. I further understand and agree that voluntarily signing this agreement before the expiration of two weeks shall serve as a waiver of the two- week review period.

(m)Texas: If I reside in Texas, I acknowledge that, in exchange for my promises in this Agreement, from the inception of this Agreement and continuing on an ongoing basis during my employment with the Company, the Company promises to provide me with new Confidential Information to which I have not previously had access and of which I do not currently have knowledge only to perform my job.

(n)Utah. If I reside in Utah, the assignment of Developments in Section 12 shall not apply to any Development that I created entirely on my own time and that was not conceived, developed, reduced to practice or created by me (i) within the scope of my employment for the Company; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, or resources.

(o)Washington. If I am a new employee of the Company and reside in Washington, I acknowledge that the Company disclosed the terms of this Agreement to me in writing no later than the time of my acceptance of an offer of employment with the Company and notified me that, even if this Agreement is deemed to be unenforceable at the time of my hiring, the Agreement may be enforceable against me in the future due to changes in my compensation. I acknowledge that if I am terminated as a result of a layoff, Section 5 shall not apply unless enforcement includes compensation equivalent to my base salary at the time of termination for the period of enforcement, less compensation earned through subsequent employment.

(p)Wisconsin. If I reside in Wisconsin, Section 3 shall remain in effect during my employment with the Company and for 3 years following the termination of my employment with respect to Confidential Information that is not a trade secret and, with respect to trade secrets, for as long as the information is a Trade Secret. In addition, Section 7 shall be replaced with the following provision:

7.    Non-Solicitation of Employees and Contractors. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory in a role in which the Restricted Person will perform activities or services similar to the activities or services that the Restricted Person performed for the Company in the Pre-Termination Period, (b) interfere with the performance by any such persons of their duties for the Company; or (c) communicate with any Restricted Person for the purposes described in Section 7(a) and (b).

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30.Under Seal. This Agreement is executed under seal.

Agreed to by:

Employee	Fortive Corporation
By:
Employee Signature
Employee’s Printed Name Date:	Print Name and Title
Date:

10

ATTACHMENT A
Louisiana Addendum

If Employee resides in the State of Louisiana, Sections 5, 6, and 7 shall apply only in the parishes listed below:

Acadia Parish	Iberia Parish	St. Charles Parish
Allen Parish	Iberville Parish	St. Helena Parish
Ascension Parish	Jackson Parish	St. James Parish
Assumption Parish	Jefferson Parish	St. John Parish
Avoyelles Parish	Jefferson Davis Parish	St. Landry Parish
Beauregard Parish	Lafayette Parish	St. Martin Parish
Bienville Parish	Lafourche Parish	St. Mary Parish
Bossier Parish	LaSalle Parish	St. Tammany Parish
Caddo Parish	Lincoln Parish	Tangipahoa Parish
Calcasieu Parish	Livingston Parish	Tensas Parish
Caldwell Parish	Madison Parish	Terrebonne Parish
Cameron Parish	Morehouse Parish	Union Parish
Catahoula Parish	Natchitoches Parish	Vermilion Parish
Claiborne Parish	Orleans Parish	Vernon Parish
Concordia Parish	Ouachita Parish	Washington Parish
DeSoto Parish	Plaquemines Parish	Webster Parish
East Baton Rouge Parish	Pointe Coupee Parish	West Baton Rouge Parish
East Carroll Parish	Rapides Parish	West Carroll Parish
East Feliciana Parish	Red River Parish	West Feliciana Parish
Evangeline Parish	Richland Parish	Winn Parish
Franklin Parish	Sabine Parish
Grant Parish	St. Bernard Parish